Exhibit 99.4

Vital Signs Employees,

By now, I am sure you have seen the message from your CEO, Terry Wall, announcing the Vital Signs agreement to join GE Healthcare, and upon completion, become part of GE Healthcare’s Clinical Systems business. Vital Signs has an outstanding track record as a product innovator, and by combining the skills and knowledge of our two companies, we will create significant added value for our customers, bringing new technologies to help clinicians and nurses deliver the best possible care to their patients.

Vital Signs and Clinical Systems share many core business fundamentals. We are both market leaders, feature innovative product lines, and develop strategies based on strong, consistent growth. By bringing these businesses together, we can leverage your dynamic product portfolio with GE Healthcare’s strong global reach, and share these technologies with patients around the world. I share this vision with Terry, and with your help, we believe we can take the Vital Signs product portfolio to the next level.

While the transaction is expected to close in the 4th quarter of 2008, it is still subject to Vital Signs shareholder and regulatory approvals. Until this transaction is finalized, we must continue on as two, independent companies.

Today, I will be meeting with business leaders and employees to discuss our next steps.

For those of you located in the Totowa, NJ office, please join me for a short town hall meeting at 9am EST in your cafeteria.

I look forward to sharing the vision of Clinical Systems and how Vital Signs complements our plans for future growth. To learn more about GE Healthcare, I invite you to visit our web site:

Visit the GE Healthcare Web site

Omar Ishrak
President & CEO, Clinical Systems
GE Healthcare

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed merger, Vital Signs will file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. Investors and shareholders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Vital Signs' shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to the company at 20 Campus Road, Totowa, New Jersey, 07512 or by telephone to 973-790-1330. Vital Signs and its directors and officers may be deemed to be participants in the solicitation of proxies from Vital Signs' shareholders with respect to the merger. Information about Vital Signs' directors and officers and their ownership of Vital Signs common stock is set forth in the Vital Signs proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the proposed merger when it becomes available.